Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)

Vaxxinity,

Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Securities
Security
Type
Security
Class
Title
Fee
Calculation
Rule
Amount
Registered
Proposed
Maximum
Offering
Price Per
Unit
Maximum
Aggregate
Offering
Price
Fee
Rate
Amount of
Registration
Fee
Equity Class A common stock,
par value
$0.0001 per
share
457(c)
and
457(h)
3,186,306 (1)

$1.79 (2)

$5,703,487.74
$0.00011020

$628.52
Total

Offering Amount
$5,703,487.74 $628.52
Total

Fee Offsets
–
Net Fee Due $628.52
(1)
The number

of shares

of Class A

common

stock, par

value $0.0001

per share

(“Class A Common

Stock”), of
Vaxxinity,

Inc. (the “Registrant”) stated above consists of additional shares of Class A Common Stock available for issuance

as of

January 1,

2023 under

the Vaxxinity,

Inc. 2021

Omnibus Incentive

Compensation Plan

(the
“2021

Plan”), by

operation of

the 2021

Plan’s

automatic annual

increase provision.

The maximum

number of
shares which may be sold upon the exercise of options or issuance of stock-based awards granted under the 2021
Plan

is

subject

to

adjustment

in

accordance

with

certain

anti-dilution

and

other

provisions

in

the

2021

Plan.
Accordingly,

pursuant

to

Rule

416

under

the

Securities

Act

of

1933,

as

amended

(the

“Securities

Act”),

this
registration statement covers, in addition to

the number of shares

stated above, an indeterminate number

of shares
which

may

be

subject

to

grant

or

otherwise

issuable

after

the

operation

of

any

such

anti-dilution

and

other
provisions.

(2)
Estimated solely

for the

purpose of

calculating the

amount of

the registration

fee pursuant

to Rule

457(c)

and
Rule 457(h)

promulgated under

the Securities

Act on

the basis

of the

average of

the high

and the

low price

of
Registrant’s Class A common stock

as reported on the Nasdaq Stock Market on April 25, 2023.